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                                   SCHEDULE A

                                     TO THE

                SHAREHOLDER AND ADMINISTRATIVE SERVICES AGREEMENT

                                       FOR

                   ADVANTUS INTERNATIONAL BALANCED FUND, INC.

                         (As effective November 1, 2001)


          (1) Minnesota Life shall receive, as compensation for services performed as its shareholder servicing agent, an annual account servicing fee for each shareholder account, determined in accordance with the following table:

                               Annual Account Fee
                               ------------------

                                      $7.00


          (2) Minnesota Life shall receive, as compensation for its accounting, auditing, legal and other administrative services pursuant to this Agreement, a monthly fee determined in accordance with the following table:

                             Monthly Administrative
                                   Service Fee
                                   -----------

                                    $5,300.00

          The above monthly fees shall be paid to Minnesota Life not later than five days following the end of each calendar quarter in which said services were rendered.


                                       A-1